Exhibit 10.3
Amendment to the
Selective Insurance Group, Inc.
Stock Option Plan for Directors
The Selective Insurance Group, Inc. Stock Option Plan for Directors (the “Director Option Plan”) is amended, effective as of July 26, 2006, as follows:
1.	Section VII is deleted in its entirety and replaced with the following:

The exercise price for each share of Common Stock covered by an Option shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of such Option. For the purposes of the Plan, the term “Fair Market Value” shall mean the closing selling price for a share of Common Stock on the date of grant of an Option (or such other date as such value must be determined), or, if the date of grant of an Option, or such other date, is not a trading day, on the most recent trading day immediately prior to the date of grant of such Option, or such other date, as reported on the NASDAQ Global Select Market (or on the NASDAQ Global Market or NASDAQ Capital Market or a national securities exchange if the Common Stock subsequently trades on such an exchange).

2.	The following sentence shall be added to the end of Section V(g):

The value of shares of Common Stock used as payment hereunder shall be the Fair Market Value of such shares on the date of exercise.

3.	Except as set forth in this Amendment to the Selective Insurance Group, Inc. Stock Option Plan for Directors, Director Option Plan shall remain in full force and effect.